SCHEDULE 14A

                                 (RULE 14A-101)
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


                          UNIFIED WESTERN GROCERS, INC.
                 5200 Sheila Street, Commerce, California 90040

                                ----------------

                    Notice of Annual Meeting of Shareholders
                                 March 11, 2003
                                ----------------

         The Annual Meeting of Shareholders of Unified Western Grocers, Inc., a California corporation, will be held at Norwalk Marriot Hotel, 13111 Sycamore Drive, Norwalk, California on March 11, 2003 at 11:00 a.m., for the following purposes:

         1. To elect sixteen members of the Board of Directors for the ensuing year, thirteen by the holders of Class A Shares and three by the holders of Class B Shares.

         2. To amend the Articles of Incorporation to add a new class of capital stock designated Class E Shares.

         3. To transact such other business as may properly come before the meeting.

         The names of the nominees intended to be presented by the Board of Directors for election as directors for the ensuing year are set forth in the accompanying proxy statement.

         Only shareholders of record at the close of business on January 15, 2003 will be entitled to vote at the meeting.

         All shareholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY RELATING TO THE ANNUAL MEETING AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

                                   By Order of the Board of Directors


                                   Robert M. Ling, Jr.,
                                   Executive Vice President, General Counsel and Secretary


__________________, 2003

                             YOUR VOTE IS IMPORTANT
                     PLEASE SIGN, DATE AND RETURN YOUR PROXY

                          UNIFIED WESTERN GROCERS, INC.
                 5200 Sheila Street, Commerce, California 90040

                                ----------------

                                 PROXY STATEMENT

                                ----------------

                                  INTRODUCTION

         This proxy statement is furnished in connection with the solicitation by the Board of Directors of Unified Western Grocers, Inc. (the "Company") of proxies for use at the Annual Meeting of Shareholders to be held March 11, 2003, or at any adjournment thereof.

         A shareholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or a fully executed proxy bearing a later date. A proxy may also be revoked if the shareholder who has executed it is present at the meeting and elects to vote in person.

         Only the holders of record of Class A Shares and Class B Shares at the close of business on January 15, 2003 are entitled to vote at the Annual Meeting. On that date, the Company had outstanding 70,925 Class A Shares and 478,909 Class B Shares.

         These proxy materials will be first mailed to shareholders on or about February 7, 2003. The cost of soliciting the proxies, consisting of the preparation, printing, handling and mailing of the proxies and the related material, will be paid by the Company. Proxies may be solicited by officers and regular employees of the Company by telephone or in person. These persons will receive no additional compensation for their services.


                                  VOTING RIGHTS

         Each class of shares is entitled to one vote for each share on those matters with respect to which the class is entitled to vote. However, if any shareholder gives notice of its intention to cumulate its votes in the election of directors, then all shareholders may cumulate their votes in the election of directors. To be effective, such notice (which need not be written) must be given by the shareholder at the Annual Meeting before any votes have been cast in such election. Under cumulative voting, each holder of Class A Shares may give one nominee a number of votes equal to the number of Class A Shares which the holder is entitled to vote multiplied by the number of directors to be elected by the holders of Class A Shares (thirteen at this meeting) or the holder may distribute such votes among any or all of the nominees as the holder sees fit. Similarly, the Class B Shares entitled to be voted may be voted cumulatively by the holders of such shares for the three directors to be elected by the holders of Class B Shares.

         In the election of directors, the nominees receiving the highest number of affirmative votes of the class of shares entitled to be voted for them, up to the number of directors to be elected by such class, will be elected; provided that no more than three nominees who are non-Shareholder-Related Directors (as defined below) shall be elected and any additional non-Shareholder-Related Director nominees shall not be elected. A Shareholder-Related Director is a director who is a shareholder, partner, or member of a member-patron formed as a corporation, partnership or limited liability company, respectively, or an employee of a member-patron. Under the California Corporations Code, votes against a nominee and votes withheld have no legal effect.

         Only holders of Class A Shares are entitled to vote on the proposal to amend the Articles of Incorporation to add a new class of stock denominated Class E Shares. Passage of the proposal requires the affirmative vote of a majority of the outstanding Class A Shares. Under California law an abstention on the proposal to amend the Articles of Incorporation is the equivalent of a "no" vote.

         The proxy holders named on the enclosed form of proxy relating to the Annual Meeting will vote the proxies received in accordance with the shareholder's instructions. With respect to the election of directors, shareholders may vote in favor of all nominees, or withhold their votes as to all nominees or specific nominees. If no instructions are given the shares will be voted FOR the election of the Board of Directors' nominees and FOR the amendment of the Articles of Incorporation to authorize Class E Shares. In the unanticipated event that any nominee should become unavailable for election as a director, the proxies will be voted for any substitute nominee named by the present Board of Directors. In their discretion, the proxy holders may cumulate the votes represented by the proxies received. If additional persons are nominated for election as directors by persons other than the Board of Directors, the proxy holders intend to vote all proxies received by them in such manner as will assure the election of as many of the above nominees as possible, with the specific nominees to be voted for to be determined by the proxy holders.


                              ELECTION OF DIRECTORS

         At the Annual Meeting sixteen directors (constituting the entire board) are to be elected to serve until the next Annual Meeting and until their successors are elected and qualified. Thirteen directors are to be elected by the holders of the Company's Class A Shares and three directors are to be elected by the holders of the Company's Class B Shares.

         Pursuant to the Company's Bylaws as amended, all but three of the directors of the Company are required to be Shareholder-Related Directors. Three of the nominees recommended by the Board of Directors for election by the Class A Shares are non-Shareholder-Related Directors and the remainder of the nominees are Shareholder-Related Directors.

         The following table sets forth certain information concerning the nominees for election to the Board of Directors. All nominees have consented to being named herein as nominees and to serve as directors if elected.

                                      Age as of     Year First                  Principal Occupation
                 Name                  12/31/02      Elected                    During Last 5 Years
                 ----                  --------      -------                    -------------------
NOMINEES FOR ELECTION
 BY CLASS A SHARES
Louis A. Amen.....................       73            1974          President, Super A Foods, Inc.
David M. Bennett..................       49            1999          Co-owner, Mollie Stone's Markets
John Berberian....................       51            1991          President, Berberian Enterprises, Inc.
Edmund Kevin Davis................       49            1998          President, Chairman and Chief Executive Officer,
                                                                     Bristol Farms Markets
Dieter Huckestein.................       59            ----          President, Hotel Division of Hilton Hills
                                                                     Corporation
Darioush Khaledi..................       56            1993          Chairman of the Board and Chief Executive
                                                                     Officer, K.V. Mart Co., operating Top Valu
                                                                     Markets and Valu Plus Food Warehouse
John D. Lang......................       50            ----          President & Chief Executive Officer, Epson America
Jay T. McCormack..................       52            1993          Owner-Operator, Alamo Foods, Inc.; Co-owner, Glen
                                                                     Avon Apple Market
Peter J. O'Neal...................       58            1999          President, White Salmon Foods, Inc. and Estacada
                                                                     Foods, Inc.
Michael A. Provenzano, Jr.........       60            1986          President, Pro & Son's, Inc., President, Provo,
                                                                     Inc. and President, Pro and Family, Inc.
Thomas S. Sayles..................       52            ----          Vice President, Governmental and Community
                                                                     Affairs, Sempra Energy
Kenneth Ray Tucker................       55            1999          President, Evergreen Markets, Inc.
Richard L. Wright.................       65            1999          President, Wright's Foodliner, Inc.


NOMINEES FOR ELECTION
  BY CLASS B SHARES

Douglas A. Nidiffer...............       53            2001          President and Chief Executive Officer, C&K
                                                                     Market, Inc.
Mimi R. Song......................       45            1998          President and Chief Executive Officer, Super
                                                                     Center Concepts, Inc.
Robert E. Stiles..................       63            1999          President, Gelson's Markets

         The Board of Directors recommends a vote "FOR" the election of each of the nominees listed above.

                          BOARD MEETINGS AND COMMITTEES

         The Board of Directors of the Company held a total of eleven (11) meetings during the fiscal year ended September 28, 2002. Each incumbent director who was in office during such year attended more than 75% of the aggregate of the total number of meetings of the board and the total number of meetings held by those committees of the board on which the director served.

         The Company has an Audit Committee which presently consists of Director Richard L. Wright, Committee Chair, and Directors Edmund Kevin Davis, Jay McCormack, Douglas A. Nidiffer and Kenneth Ray Tucker. Louis A. Amen, Chairman of the Board of Directors, is an ex-officio member of the Audit Committee. In the opinion of the Board of Directors, the members of the Audit Committee are "independent" as such term is defined by the listing standards applicable to companies listed on the New York Stock Exchange. The Company is not so listed. The Audit Committee, which met six (6) times during the Company's last fiscal year, is primarily responsible for reviewing services performed by the Company's independent auditors, reviewing the annual audited financial statements and quarterly unaudited financial statements with management and with the Company's independent auditors, reviewing information with respect to the independence of auditors and making recommendations to the Board of Directors concerning such matters. The Audit Committee performs its duties consistent with the Charter for the Audit Committee adopted by the Board of Directors.

         The Company has an Executive Compensation Committee which presently consists of Director Mark Kidd, Committee Chairman, and Directors John Berberian, Jay McCormack, Morrie Notrica, Gordon E. Smith and Mimi R. Song. Arthur Reicher, who is a consultant to the Board of Directors, serves as an advisor to the committee. Louis A. Amen, Chairman of the Board of Directors, is an ex-officio member of the Executive Compensation Committee. The Executive Compensation Committee, which met seven (7) times during the Company's last fiscal year, is responsible for reviewing salaries and other compensation arrangements of all officers and for making recommendations to the Board of Directors concerning such matters.

         The Company has a Nominating Committee which presently consists of Director David M. Bennett, Committee Chairman, and Directors John Berberian, Edmund Kevin Davis, Jay McCormack, Peter J. O'Neal, Robert E. Stiles and Kenneth Ray Tucker. Louis A. Amen, Chairman of the Board of Directors, is an ex-officio member of the Nominating Committee. The Nominating Committee, which met one (1) time during the Company's last fiscal year, is responsible for selecting nominees to be submitted by the Board of Directors to the shareholders for election to the Board of Directors. The Nominating Committee will consider nominees recommended by security holders. Submissions should be made to the Nominating Committee in writing, and should be accompanied by a description of the proposed nominee's qualifications and a consent to serve by the proposed nominee.


                             PRINCIPAL STOCKHOLDERS

         As of January 15, 2003, no person was known by the Company to own beneficially more than five percent (5%) of the outstanding Class A Shares or Class B Shares of the Company.


                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth the beneficial ownership of the Company's Class A Shares and Class B Shares, as of January 15, 2003, by each director and Shareholder-Related Director nominee, and their affiliated companies, and by all directors and their affiliated companies, as a group. No nominee who is not a Shareholder-Related Director and no officer of the Company owns shares of any class of the Company's stock.

                                                                                    Shares Owned
                                                             ----------------------------------------------------------
                                                                   Class A Shares                Class B Shares

               Name and                                        No. of     % of Total        No. of        % of Total
          Affiliated Company                                   Shares     Outstanding       Shares       Outstanding
          ------------------                                   ------     -----------       ------       -----------
Louis A. Amen .......................................             100             0.14%      10,435         2.18%
     Super A Foods, Inc.
David M. Bennett.....................................             100             0.14%       2,644         0.55%
     Mollie Stone's Markets
John Berberian.......................................             100             0.14%       8,686         1.81%
     Berberian Enterprises, Inc.
Edmund Kevin Davis...................................             100             0.14%         751         0.16%
     Bristol Farms Markets
James F. Glassel.....................................             100             0.14%         195         0.04%
     Pokerville Select Markets
Darioush Khaledi (1).................................             100             0.14%      17,134         3.58%
     K.V. Mart Co.
Mark Kidd............................................             100             0.14%       2,289         0.48%
     Mar-Val Food Stores, Inc.
Jay T. McCormack (2).................................             300             0.42%       1,954         0.41%
Douglas A. Nidiffer (1)..............................             100             0.14%      17,438         3.64%
     C&K Market, Inc.
Morrie Notrica.......................................             100             0.14%       8,582         1.79%
     Joe Notrica, Inc.
Peter J. O'Neal......................................             100             0.14%         181         0.04%
     White Salmon Foods, Inc. and Estacada Foods,
     Inc.
Michael A. Provenzano, Jr............................             100             0.14%       4,464         0.93%
     Pro & Son's, Inc.
Gordon E. Smith......................................             100             0.14%         297         0.06%
     Marlea Foods, Inc., operating Vernonia Sentry
         Market
Mimi R. Song  (1)....................................             100             0.14%      21,166         4.42%
     Super Center Concepts, Inc.
Robert E. Stiles (3).................................             100             0.14%       8,855         1.85%
     Gelson's Markets
Kenneth Ray Tucker...................................             100             0.14%          47         0.01%
     Evergreen Markets, Inc.
Richard L. Wright ...................................             100             0.14%       2,813         0.59%
     Wright's Foodliner, Inc.
-----------------------------------------------------------------------------------------------------------------
All Shareholder-Related Directors and their affiliated          2,000             2.82%     107,931        22.54%
companies as a  group................................
-----------------------------------------------------------------------------------------------------------------

(1)      Elected by Class B Shareholders.

(2) Mr. McCormack is affiliated with Glen Avon Foods, Inc., which owns 100 Class A Shares (0.14% of the outstanding class of shares) and 465 Class

         B Shares (0.10% of the outstanding class of shares), Yucaipa Trading Co., Inc., which owns 100 Class A Shares (0.14% of the outstanding class of shares) and 735 Class B Shares (0.15% of the outstanding class of shares) and Alamo Foods, Inc., which owns 100 Class A Shares (0.14% of the outstanding class of shares) and 754 Class B Shares (0.16% of the outstanding class of shares).

(3) Shares owned by Arden-Mayfair, Inc., parent corporation of Gelson's Markets. Mr. Stiles disclaims beneficial ownership of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

         No officer or director failed to file a report required by Section 16(a) of the Securities Exchange Act of 1934 on a timely basis during the most recent fiscal year or prior fiscal years except that based solely on a review of Forms 3, 4 and 5 furnished to the Company by officers and directors of the Company, late Forms 4 or 5 were filed by John Berberian, Morrie Notrica and Michael A. Provenzano, Jr.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Committee Interlocks and Insider Participation

         The Company's Executive Compensation Committee consists of Mark Kidd, Committee Chairman, and Directors John Berberian, Jay McCormack, Morrie Notrica, Gordon E. Smith and Mimi R. Song as well as ex-officio member and Chairman of the Board, Louis A. Amen. Arthur Reicher, who is a consultant to the Board of Directors, serves as an advisor to the Committee. As Chairman of the Board of Directors, Mr. Amen is an officer under the Bylaws of the Company, although he is not an employee and does not receive any compensation or expense reimbursement beyond that to which he is entitled in his capacity as a director or committee member.

         In the course of its business, the Company has made loans to and issued loan guarantees for the benefit of members, entered into lease guarantees, subleases, and leases with members, made direct investments in members and entered into supply agreements with members. Refer to "Transactions With Management and Other Persons" on page 17 for a description of transactions the Company has entered into with certain member-patrons with which members of the Executive Compensation Committee are affiliated.

Report of the Executive Compensation Committee on Executive Compensation

         The Report of the Executive Compensation Committee of the Board of Directors shall not be deemed filed under the Securities Act of 1933 or under the Securities Exchange Act of 1934.

         The principal components of the Company's executive compensation program consist of an annual salary, an annual cash bonus the payment of which is dependent upon the Company's performance during the preceding fiscal year, and certain pension, health insurance, retirement and life insurance benefits.

         Salary. The Executive Compensation Committee is responsible for the review of salary recommendations made by the Chief Executive Officer (CEO) for each officer. Such review is conducted in closed session and, with the exception of the CEO, without management personnel being present. This process centers on the Executive Compensation Committee's consideration of the CEO's evaluation of individual officers based on various subjective and objective criteria. The criteria includes the CEO's perception of officer performance against individual officer responsibilities and goals, the relative value and importance of individual officer contributions toward organizational success, relative levels of officer responsibilities, changes in the scope of officer responsibilities, officer accomplishments and contributions during the preceding fiscal year and the overall financial results for the Company during the previous fiscal year. Salary levels so established for the fiscal year ended September 28, 2002 for the named executives are reflected in the Summary Compensation Table.

         The Executive Compensation Committee sets the CEO's salary based on its assessment of the CEO's performance in light of the policies and considerations discussed directly above. The Executive Compensation Committee has determined that the annual salary of the CEO beginning in December 2003 would be increased by $50,000 to $550,000.

         Annual Bonuses. In recognition of the relationship between Company performance and enhancement of shareholder value, Company officers may be awarded annual cash bonuses. Company officers other than the CEO are eligible for bonuses pursuant to an annual incentive plan for senior management. The plan uses a performance matrix to determine an earned incentive, expressed as a percent of base salary. The plan provides for the annual determination of a target bonus, a maximum bonus and performance levels below which no bonus is paid. The performance measures for fiscal 2002 were pre-patronage dividend income and revenue growth. The earned incentive determined by these performance measures, as may be adjusted at the discretion of the CEO, is awarded as a bonus. The CEO may raise or lower the bonus, up to a maximum of 25% percent of the earned incentive, based on individual contributions to the overall performance of the Company. Under the plan, no bonuses were awarded for fiscal year 2002. In recognition of extraordinary performance in difficult circumstances over a significant period of time, the Board of Directors authorized the CEO to distribute bonuses in the aggregate amount of approximately $250,000 to officers and other employees. The CEO may use his discretion in distributing the bonuses using subjective factors such as effort and resolve.

         The CEO's bonus is determined by the Executive Compensation Committee's score of Company performance and CEO performance against specified criteria and performance targets. The criteria and performance targets are established by the Board of Directors at the beginning of the fiscal year. Company performance is determined by the weighted average of certain objective criteria (pre-patronage dividend income, capital adequacy and asset utilization), and scored against specified performance targets. CEO performance is scored based on the weighted average of certain subjective criteria (CEO leadership with the Board of Directors, CEO leadership with senior management, CEO impact on industry and community and performance of senior management as a team). In recognition of the CEO's leadership efforts, the Board of Directors in January 2003 authorized the payment of a bonus to the CEO in the amount of $50,000.

         Bonuses awarded to named executives in the prior two fiscal years are disclosed in the Summary Compensation Table.

         Benefits. Consistent with the objective of attracting and retaining qualified executives, the compensation program includes the provision of pension benefits to Company employees, including officers, under the Company's defined benefit pension plan, which is described in connection with the Pension Plan

Table. The Company also provides additional retirement benefits to its officers pursuant to an Executive Salary Protection Plan II ("ESPP II"), which is described in connection with the Pension Plan Table. In addition, Company employees, including officers, may defer income from their earnings through voluntary contributions to the Company's Employees' Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code and the Company's Amended and Restated Deferred Compensation Plan which is a nonqualified plan. In the case of those employees who elect to defer income under these plans, the Company makes additional contributions for their benefit. The amount of these additional contributions made during fiscal year 2002 for the benefit of the CEO and other named executive officers is set forth in the footnotes to the Summary Compensation Table.

                               Executive Compensation Committee Members

                                            Mark Kidd, Chairman
                                            John Berberian
                                            Jay McCormack
                                            Morrie Notrica
                                            Gordon E. Smith
                                            Mimi R. Song

Executive Officer Compensation

         The following table sets forth information respecting the compensation paid during the Company's last three fiscal years to the President and Chief Executive Officer and to certain other executive officers of the Company.


                           Summary Compensation Table

                                                                                      Annual Compensation
                                                                        ----------------------------------------------
                                                              Fiscal                                    Other Annual
Name and Principal Position                                    Year      Salary($)      Bonus($)      Compensation($)
---------------------------                                    ----      ---------      --------      ---------------
Alfred A. Plamann                                           2002             500,000             0       33,670(1)
President and Chief Executive Officer                       2001             500,000             0       40,410
                                                            2000             500,000             0       41,885


Richard J. Martin                                           2002             277,019             0       18,559(2)
Executive Vice President, Finance and Administration and    2001             270,000             0       21,709
      Chief Financial Officer                               2000             266,154             0       20,756


Robert M. Ling, Jr.                                         2002             271,442             0       21,362(3)
Executive Vice President, General Counsel and Secretary     2001             245,000             0       19,059
                                                            2000             237,115             0       18,513


                                                           -9-

Charles J. Pilliter(4)                                      2002             246,366             0       28,209(5)
Executive Vice President--Sales and Marketing               2001             240,000             0       19,362
                                                            2000             234,231             0       18,779


Daniel J. Murphy(6)
Senior Vice President--Retail Support Services              2002             208,269             0       13,202(7)
                                                            2001             184,615             0            0
Philip S. Smith
Senior Vice President, Procurement                          2002             201,058             0       16,133(8)
                                                            2001             180,000             0       14,249
                                                            2000             173,269             0        7,633

-----------

(1) Consists of a $15,269 Company contribution to the Company's Employees' Sheltered Savings Plan, a $13,785 Company contribution to the Company's Amended and Restated Deferred Compensation Plan, and $4,616 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

(2) Consists of a $11,934 Company contribution to the Company's Employees' Sheltered Savings Plan, a $4,839 Company contribution to the Company's Amended and Restated Deferred Compensation Plan, and $1,786 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

(3) Consists of a $12,046 Company contribution to the Company's Employees' Sheltered Savings Plan, $8,612 Company contribution to the Company's Amended and Restated Deferred Compensation Plan, and $704 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

(4)      Mr. Pilliter resigned from the Company effective August 30, 2002.

(5) Consists of a $10,153 Company contribution to the Company's Employees' Sheltered Savings Plan, a $16,803 Company contribution to the Company's Amended and Restated Deferred Compensation Plan, and $1,253 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

(6)      Mr. Murphy was hired on October 23, 2000.

(7) Consists of $12,591 Company contribution to the Company's Employees' Sheltered Savings Plan and $611 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

(8) Consists of a $7,779 Company contribution to the Company's Employees' Sheltered Savings Plan, a $7,502 Company contribution to the Company's Amended and Restated Deferred Compensation Plan, and $852 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

------

         The Company has a pension plan (the "Pension Plan") which covers its non-union and executive employees. The Pension Plan consists of two components, a defined benefit plan based on final average compensation and a cash balance plan. The defined benefit portion of the Pension Plan provides benefits based on years of service through December 31, 2001 and final average compensation. Effective January 1, 2002, the cash balance plan was added to the Pension Plan for post January 1, 2002 accruals. Benefits under the Pension Plan are equal to the sum of the benefits under the defined benefit portion, plus benefits that accumulate under the cash balance portion beginning on January 1, 2002. There is no offset under the Pension Plan for Social Security.

         As of December 31, 2001, years of service under the defined benefit portion of the Pension Plan were frozen and will no longer increase. Employees will receive benefits under the defined benefit portion based on years of service as frozen and final compensation, which may increase. As of December 31, 2001, credited years of service under the defined benefit portion of the Pension Plan for named executive officers were: Mr. Plamann, 12 years; Mr. Martin, 3 years; Mr. Ling, 5 years; Mr. Pilliter, 25 years, Mr. Murphy, 1 year and Mr. Smith, 7 years. Benefits accrued under the defined benefit portion will be paid as an annuity.

         The cash balance portion of the Pension Plan is expressed in the form of a hypothetical account balance. Commencing at the end of 2002 and annually thereafter, a participant's hypothetical cash balance account will be increased by (i) pay credits based on a percentage of compensation for that year, from 4% to 10% based on years of service and age, and (ii) interest credits based on the participant's hypothetical account balance at the thirty year U.S. Treasury Bond rate, with a minimum guaranty of 5%. Benefits under the cash balance portion of the plan are generally stated as a cash balance account value and will be distributed as an annuity. No hypothetical account balances of employees have been credited with any pay credits or interest credits.

         The Company's Executive Salary Protection Plan II, as amended ("ESPP II"), provides additional post-termination retirement income based upon the participant's salary and years of service. The funding for this benefit is facilitated through the purchase of life insurance policies, the premiums for which are paid by the Company.

         ESPP II is targeted to provide eligible officers with a retirement benefit at age 62, which for a period of 15 years, when combined with the Pension Plan payments, would equal up to 65% of a participant's final salary, based on formulas which include years of service and salary. Employees become eligible for ESPP II after three years of service as an officer of the Company at the level of Vice President or above. Upon eligibility, officers receive credit for years of service with the Company at a rate of 5% per year up to a maximum of 13 years. Officers first elected after December 1998 receive credit only for years of service as an officer. Payments under ESPP II are discounted for executives who retire prior to age 62. As of December 31, 2002, credited years of service under ESPP II for named executive officers were: Mr. Plamann, 13 years; Mr. Martin, 4 years; Mr. Ling, 6 years; Mr. Murphy, 2 years; and Mr. Smith, 8 years.

         The following table illustrates the estimated annual benefits under the combined defined benefit portion of the Pension Plan and the ESPP II plan. The amounts shown represent annual compensation payable on a straight-life basis with respect to the benefits under the defined benefit portion and a 15 year annuity with respect to the benefits under the ESPP II for qualifying executives with selected years of service as if such executives had retired on September 28, 2002 at age 65.

                               PENSION PLAN TABLE

                                                            Years of Service
                        -----------------------------------------------------------------------------------
                             5            10            15            20           25             33
                             -            --            --            --           --             --
      Remuneration         Years         Years        Years         Years         Years         Years
      ------------         -----         -----        -----         -----         -----         -----
           100,000         $25,978       $51,955      $67,933        $68,910      $69,888        $71,452
           130,000         $33,819       $67,594      $88,391        $89,688      $90,985        $93,060
           160,000         $41,740       $83,481     $109,221       $110,963     $112,703       $115,488
           190,000         $49,240       $98,481     $128,721       $130,463     $132,203       $134,988
           220,000         $56,740      $113,481     $148,221       $149,963     $151,703       $154,488
           250,000         $64,240      $128,481     $167,721       $169,463     $171,203       $173,988
           300,000         $76,740      $153,481     $200,221       $201,963     $203,703       $206,488
           350,000         $89,240      $178,481     $232,721       $234,463     $236,203       $238,988
           400,000        $101,740      $203,481     $265,221       $266,963     $268,703       $271,488
           450,000        $114,240      $228,481     $297,721       $299,463     $301,203       $303,988
           500,000        $126,740      $253,481     $330,221       $331,963     $333,703       $336,488

Executive Employment, Termination and Severance Agreements

         The Company has an employment agreement with Alfred A. Plamann, the Company's President and Chief Executive Officer. The term of Mr. Plamann's contract is three years, currently expiring on September 29, 2003. The term will be extended automatically for successive one year terms on each anniversary of the contract unless either party has given notice of an intention to terminate at least eleven months prior to such anniversary date. Under the contract, Mr. Plamann serves as the Company's President and Chief Executive Officer and receives a base salary, currently $550,000, subject to annual review and upward adjustment at the discretion of the Board of Directors. Mr. Plamann is also eligible for annual bonuses, up to a maximum of 60% of base salary, based on performance criteria established by the Board of Directors at the beginning of each fiscal year. Additionally, Mr. Plamann will receive employee benefits such as life insurance and Company pension and retirement contributions. The contract is terminable at any time by the Company, with or without cause, and will also terminate upon Mr. Plamann's resignation, death or disability. Except where termination is for cause or is due to Mr. Plamann's resignation (other than a resignation following designated actions of the Company or its successor which trigger a right by Mr. Plamann to resign and receive severance benefits), death or disability, the amended contract provides that Mr. Plamann will be entitled to receive his highest base salary during the previous three years, plus an annual bonus equal to the average of the most recent three annual bonus payments, throughout the balance of the term of the agreement. Mr. Plamann would also continue to receive employee benefits such as life insurance and Company pension and retirement contributions throughout the balance of the term of the agreement.

         The Company and Messrs. Ling and Martin have executed severance agreements. Each agreement provides for severance payments in the event the executive's employment is terminated (i) by the Company other than for cause, death or extended disability, (ii) by the executive for good reason, or (iii) by the executive without cause within 12 months following a change in control. The severance payment is equal to two times the highest annual base salary in the three years prior to termination plus two times the highest annual incentive bonus paid during that three year period. In the event of the occurrence of the specified termination events, the executive is also entitled to Company payment of COBRA health insurance premiums until the earlier of 24 months or the cessation of COBRA eligibility and coverage.

         The Company and Messrs. Murphy and Smith have also executed severance agreements providing a severance benefit equal to one year's salary and bonus based on the highest annual salary and the highest incentive bonus paid over the prior three years in the event of the occurrence of specified termination events. These include termination (i) by the Company other than for cause, death or extended disability, and (ii) by the executive for good reason.

Officer Health Insurance Plan

         The Board of Directors approved, effective January 1, 2001, a supplemental officer health insurance benefit and an officer retiree medical plan for officers and their eligible dependents. Pursuant to the Supplemental Officer Health Insurance Plan, officers will be eligible for payment by the insurance plan of the portion of covered expenses not covered under the Company's health insurance plan. Under the Officer Retirement Medical Plan, officers who are at least 55 years of age and have seven years service with the Company as an officer will be eligible to participate in the Officer Retirement Medical Insurance Plan following termination of employment. Former officers (and surviving spouses) must enroll in Medicare Parts A and B when they reach age 65 at which time Medicare becomes the primary carrier and the Officer Retiree Medical Plan becomes secondary. Active officers will continue to be obligated to pay the regular premium for the Company health insurance plan they have selected.

Officer Disability Insurance

         The Board of Directors approved, effective January 1, 2001, a supplemental disability insurance plan for officers that provides 100% of their pre-disability base salary while on a disability leave for up to 2 years. This disability coverage will be coordinated with existing sick leave, state disability insurance, short-term disability insurance, and long-term disability plans available to all employees so that the officer disability insurance is a supplemental benefit. During the first 6 months of disability, state disability insurance and short-term disability insurance pays 66 2/3% of the employee's salary and officer disability insurance pays 33 1/3%. After six months of disability, state disability insurance and long-term disability insurance pays 50% of the employee's salary and officer disability insurance pays the remaining 50%.

Director Compensation

         The Board of Directors suspended payment of director fees for a one-year period beginning with the Company's Annual Meeting in 2002. Beginning with the Annual Meeting in 2003, each Shareholder-Related Director will receive an annual payment of $7,500 as compensation for service as a director of the Company and a member of any Board committees and subsidiary Boards, if applicable. Directors that are not Shareholder-Related Directors will receive an annual payment of $35,000 as compensation for service as a director of the Company and a member of any Board committees and subsidiary Boards, if applicable. In recognition of the additional duties and responsibilities attendant with such positions, the Chairman of the Board will receive annual compensation of $12,500, and each Vice Chairman will receive annual compensation of $10,000. In addition, directors are reimbursed for Company related expenses.

                             AUDIT COMMITTEE REPORT

         The Audit Committee: (1) has reviewed and discussed the audited financial statements with management; (2) has discussed with Deloitte & Touche LLP the matters required to be discussed by Statements on Auditing Standards No. 61 (Communication with Audit Committees) as currently in effect; (3) has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect; (4) has discussed with Deloitte & Touche LLP the independent accountant's independence and (5) has considered whether the provision of non-audit services is compatible with maintaining Deloitte & Touche LLP's independence.

         Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements described in the report of Deloitte & Touche LLP dated December 31, 2002, be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 2002 for filing with the Securities and Exchange Commission.

                                        Audit Committee Members

                                            Richard L. Wright, Chairman,
                                            Edmund Kevin Davis
                                            Jay McCormack
                                            Douglas A. Nidiffer
                                            Kenneth Ray Tucker


                     AMENDMENT TO ARTICLES OF INCORPORATION

         The Board of Directors has adopted a proposed amendment to the Articles of Incorporation to authorize a new class of equity security entitled Class E Shares and is submitting the proposed amendment to the holders of Class A Shares for approval. The proposed amendment requires the affirmative vote of the holders of a majority of the outstanding Class A Shares. The form of the proposed amendment of the Articles of Incorporation is attached hereto as Appendix A.

         The proposed 2,000,000 Class E Shares may be issued as a portion of patronage dividends due with respect to the Cooperative Division in fiscal 2003 and in future periods as determined annually in the discretion of the Board of Directors. Class E Shares would be issued at a stated value of $100 per share and would be subject to redemption at the option of the Company at $100 per share. Class E Shares would be non-voting except as required by law, non-dividend bearing shares and would rank equally with Class A, B and C Shares on liquidation or dissolution, each Class E Share having a liquidation value of $100 per share. Pursuant to the Company's current repurchase policy set forth in the Bylaws, as amended by the Board of Directors in December 2002, subject to approval of the Class E Shares by the shareholders, no Class E Shares would be subject to repurchase by the Company before ten years from the date of issuance. After ten years from the date of issuance, holders of Class E Shares could tender shares to the Company for repurchase at their liquidation value. The Company's repurchase of the shares would be subject to limitations contained in and compliance with applicable laws, credit agreements and the then existing Company repurchase policy. The Board of Directors has the right to amend the repurchase policy, including amendments which could further restrict the repurchase policy of the Class E Shares.

         The Board of Directors believes that issuance of Class E Shares as part of the patronage dividend will provide capital which is more permanent in character than the existing Class A and Class B Shares and will represent a members' investment in the Company. The Company needs to increase its ratio of equity to debt and the plan to issue Class E Shares as a part of the patronage dividend payment is expected to enhance the Company's equity position.

         The Board of Directors recommends a vote "FOR" this proposal.

                        ---------------------------------

                              INDEPENDENT AUDITORS

         The Board of Directors has selected Deloitte & Touche LLP as the Company's independent auditors for fiscal year 2003. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if such representative desires to do so and will also be available to answer appropriate questions from shareholders.

         The aggregate fees billed to the Company by Deloitte & Touche LLP, its independent auditors, with respect to services performed for the fiscal year ended September 28, 2002 are as follows:

         AUDIT FEES: The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended September 28, 2002 and for reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $857,913.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES: Deloitte & Touche LLP did not render any professional services to us in 2002 with respect to financial information systems design and implementation.

         ALL OTHER FEES: The aggregate fees billed by Deloitte & Touche LLP for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the fiscal year ended September 28, 2002, were $809,200, including audit related services of approximately $627,345 and non-audit services of $181,855. Audit related services generally include fees for SEC registration statement review, other attest services for certain subsidiary companies, accounting consultations and audits of the Company's employee benefit plans.

                       CUMULATIVE TOTAL SHAREHOLDER RETURN

         The following graph sets forth the five year cumulative total shareholder return on the Company's shares as compared to the cumulative total return for the same period of the S&P 500 Index and the Company's Peer Group. The Peer Group consists of The Fleming Company, Inc. and Nash Finch Company. For fiscal year 2001 the Peer Group consisted of Roundy's, Inc., a retailer-owned wholesale grocery distributor and retailer. In 2002 Roundy's was acquired in a going private transaction and per share book value is no longer publicly available. The Company has selected publicly held wholesale grocers as peer issuers for fiscal 2002. The Company's shares are purchased and sold based on the book value of such shares as of specified dates. Since the value of the Company shares in the graph is based solely on changes in the book value of such shares while the graph values for S&P 500 Companies and the Peer Group companies are determined through public market trading activity, which typically establishes value by way of factors other than or in addition to book value, the Company believes that the graph comparison is not on a comparable basis and is not meaningful.


               Comparison of Five Year* Cumulative Total Return**
        Among Unified Western Grocers, Inc., S&P 500 Index and Peer Group

[GRAPH APPEARS HERE]

PERFORMANCE PER $100      1997      1998      1999      2000      2001      2002
S&P 500                  100.0     110.8     140.8     160.3     135.1     114.7
COMPANY                  100.0     104.7     107.3     114.0      99.3      91.7
PEER GROUP               100.0     100.2      60.5      58.8      60.1      67.7


* Fiscal years ended August 28, 1998, August 29, 1999, September 30, 2000, September 29, 2001 and September 28, 2002.

**      Total return assumes reinvestment of dividends

                 TRANSACTIONS WITH MANAGEMENT AND OTHER PERSONS

         Members affiliated with directors of the Company make purchases of merchandise from the Company and also may receive benefits and services which are of the type generally offered by the Company to its eligible members.

         Since the programs listed below are only available to patrons of the Company, it is not possible to assess whether transactions with members of the Company, including entities affiliated with directors of the Company, are less favorable to the Company than similar transactions with unrelated third parties. However, management believes such transactions are on terms which are consistent with terms available to other patrons similarly situated.

         A  brief  description  of  related  party   transactions  with  members
affiliated with directors of the Company follows (amounts in thousands):

Loans and Loan Guarantees

         Unified provides loan financing to its member-patrons. The Company had the following loans outstanding at December 28, 2002 to members affiliated with directors of the Company:

--------------------------------------------------------------------------------
                                                        Aggregate
                                                  Loan Balance at
                                                     December 28,      Maturity
Director                                                     2002          Date
--------------------------------------------------------------------------------
Darioush Khaledi                                           $7,160     2004-2005
David Bennett                                               2,000          2003
Doug Nidiffer                                                 658          2009
Jay McCormack                                                 496     2003-2006
Michael A. Provenzano                                       1,998          2008
Mimi R. Song                                                  540          2003

         On May 12, 2000, the Company loaned $7 million to K.V. Mart Co. ("KV") which is payable over a period of five years. The loan is secured by substantially all of the assets of KV, including leasehold deeds of trust on several parcels currently leased by KV Director Darioush Khaledi, shareholder Parviz Vazin and two entities to which these individuals are related have guaranteed the obligations of KV under the loan. Coincident with the transaction, KV and the Company extended the term of their existing supply agreement until May 12, 2005. In December 2002, KV and the Company agreed to modifications to the above, including amending the loan to require payment of interest only for the remaining term of the note with principal payment due at maturity. This transaction is subject to final documentation.

         On July 5, 2000, the Company loaned $3 million to 1999 Lawndale Associates LLC ("Lawndale"), of which director Darioush Khaledi is an affiliate. This loan was repaid in full in August 2002.

         In December 2002, Grocers Capital Company ("GCC"), a subsidiary of the Company, loaned approximately $2.0 million to an entity affiliated with director Michael A. Provenzano, Jr. to finance equipment and leasehold improvements for store expansion purposes. The note is due in December 2007 and bears interest at prime plus 2%. Interest payments are required monthly and the principal is due at maturity.

         The Company provides loan guarantees to its members. The Company has guaranteed 22% of the principal amount of a third party loan to C&K Market, Inc. ("C&K"), of which director Douglas A. Nidiffer is a shareholder, director and officer. The original amount of this guarantee was $0.4 million. At December 28, 2002, the principal amount of this guarantee was $0.3 million.

         GCC has guaranteed 10% of the principal amount of certain third-party loans to KV and KV Property Company of which director Darioush Khaledi is an affiliate. The maximum amount of this guarantee is $0.7 million. At December 28, 2002, the principal amount of this guarantee was $0.2 million.

         GCC has guaranteed 10% of the principal amount of certain third-party loans to companies owned by director Michael A. Provenzano, Jr. The maximum amount of this guarantee is $0.6 million. At December 28, 2002, the guaranteed loan amounts totaled $0.4 million.

Lease Guarantees and Subleases

         The Company provides lease guarantees and subleases to its member-patrons. The Company has executed lease guarantees or subleases to members affiliated with directors of the Company at December 28, 2002 as follows:

------------------------------------------------------------------------------------------------
                                                                            Total
                                            No. of     Total Current   Guaranteed    Expiration
Director                                    Stores       Annual Rent         Rent       Date(s)
------------------------------------------------------------------------------------------------
Darioush Khaledi                                 4            $1,306       $5,368     2004-2011
Douglas A. Nidiffer                              3               446        2,269     2006-2010
Mimi R. Song                                     2               630       11,945     2020-2023
Michael A. Provenzano                            2               351        4,898     2016-2017
John Berberian                                   2               310        1,367     2006-2007
Richard L. Wright                                1               264        1,176          2007
David Bennett                                    1               193          305          2004
Mark Kidd                                        1               121          716          2008

Sale and Purchase of Assets

         On November 1, 2001, the Company signed an agreement with Super Center Concepts, Inc. ("Super Center"), of which director Mimi R. Song is affiliated. Under the agreement, the Company leased real property to a limited liability company affiliated with principals of Super Center, which in turn will sublease the property to Super Center. Super Center has guaranteed all obligations of the limited liability company under the lease. In consideration for the right to sublease the real property, the limited liability company paid $0.7 million to the Company. The lease expires in March 2023, subject to an option to extend the lease. Annual rent during the term is $0.4 million, and commenced in June 2002. In addition, the Company and Super Center entered into a seven year supply agreement and a right of first refusal agreement with respect to certain of Super Center's operating assets and stock. The Company paid Super Center a total of $2.0 million as consideration for entering into the supply and right of first refusal agreements.

Other Leases

         The Company leases its produce warehouse to Joe Notrica, Inc., of which director Morrie Notrica is affiliated. The lease is for a term of five years expiring in July 2003. Annual rent during the term is $0.3 million.

Supply Agreements

         During the course of its business, the Company enters into individually negotiated supply agreements with members of the Company. These agreements require the member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise under agreed terms and conditions relating to such matters as pricing and delivery. The Company has executed supply agreements affiliated with directors of the Company at December 28, 2002 as follows:

-------------------------------------------------------------------------------
                                                                  Expiration
Director                                                             Date
-------------------------------------------------------------------------------

Jay McCormack                                                       12/31/2011
Douglas A. Nidiffer                                                 12/19/2010
Mimi R. Song                                                        12/20/2008
Michael A. Provenzano                                                5/10/2005
Darioush Khaledi                                                     5/12/2005

Direct Investment

         At August 29, 1998, GCC owned 10% of the common stock of KV. The cost of the investment was approximately $3.0 million. The stock purchase agreement contained a provision which allowed KV to repurchase the shares upon certain terms and conditions. In March 1999, KV exercised its repurchase rights under the agreement and purchased the shares for $4.5 million, payable in cash and in an interest-bearing note. The stock purchase agreement also provides that for a five-year period commencing as of the date of the agreement, in the event of (i) a change of control of KV or (ii) a breach of the supply agreement by KV, KV shall pay the Company $0.9 million or an amount equal to the difference between 10% of the appraised value of KV as of the approximate date of the agreement (as prepared by an independent third party appraisal firm) and $4.5 million, whichever is greater.

         On December 19, 2000, the Company purchased 80,000 shares of preferred stock of C&K Market, Inc. ("C&K") for $8.0 million. Douglas H. Nidiffer, a director of the Company, is a shareholder, director and officer of C&K. In connection with the stock purchase transaction, C&K executed a ten-year supply agreement and the shareholders of C&K granted to the Company a put with respect to the preferred stock, exercisable upon occurrence of designated events including the nonpayment of permitted dividends or mandatory redemption payments. The preferred stock bears a 9.5% cumulative dividend rate, with cash payment of dividends deferred until November 15, 2002, and then payable only if permitted by applicable loan agreements. The preferred stock is convertible into 15% of the common stock of C&K under certain circumstances.

         The Company is a member of RAF Limited Liability Company ("RAF"). The only other member was Wright's Foodliner, Inc., an entity controlled by director Richard L. Wright. Wright's Foodliner, Inc. was the managing member of RAF. In October 1999, the store was closed and the parties began the process of liquidating RAF in accordance with the terms of the limited liability company operating agreement. Pursuant to that agreement, the Company was obligated to fund a payment to Wright's Foodliner, Inc. of approximately $0.4 million. The Company and Wright resolved issues relating to the liquidation and Unified agreed to credit Wright's RAF capital account for $0.1 million in fiscal 2000 and Wright's Foodliner, Inc. provided Unified with releases. In fiscal 2002, the liquidation process was finalized with Unified receiving $0.2 million in liquidation value. The parties are in the process of dissolving RAF.

Transactions with Executive Officers

         On October 1, 1999, to facilitate Executive Vice President Charles J. Pilliters' relocation to Southern California, the Company loaned to Mr. Pilliter $0.1 million, pursuant to a four year note secured by a deed of trust, with interest at a rate of 7% per annum, interest only payable in arrears on January 15, 2000, January 15, 2001, January 15, 2002, January 1, 2003, and on maturity. Mr. Pilliter resigned from the Company effective August 30, 2002 and the note was repaid subsequent to the fiscal year ended September 28, 2002.

         In December 2000, to facilitate Senior Vice President Daniel J. Murphy's relocation to Southern California, the Company loaned to Mr. Murphy, pursuant to a note, $0.1 million with interest at 7.0% per annum.


                             VOTING ON OTHER MATTERS

         Management is not aware of any other matters that will be presented for action at the Annual Meeting. If a shareholder presents a proper item of business for shareholder action, the matter would be entitled to be voted upon at the meeting. If any such shareholder proposals or other matters properly come before the Annual Meeting, it is intended that the share represented by proxies will be voted in accordance with the judgment of the persons authorized to vote them.

              SHAREHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

         Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal to be included in the proxy statement for Unified's 2004 annual meeting of shareholders must be submitted by a shareholder prior to September 29, 2003, in a form that complies with applicable regulations. Recently, the SEC amended its rule governing a company's ability to use discretionary proxy authority with respect to shareholder proposals, which are not submitted by the shareholders in time to be included in the proxy statement. As a result of that rule change, in the event a shareholder proposal is not submitted to Unified prior to December 13, 2003, the proxies solicited by the Board of Directors for the 2004 annual meeting of shareholders will confer authority of the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2004 annual meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting.

                                   By Order of the Board of Directors


                                   Robert M. Ling, Jr.,
                                   Executive Vice President, General Counsel and Secretary


Dated: _______________, 2003

         A copy of the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 2002, as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained without charge by writing to the Corporate Secretary of Unified at the address of Unified's principal executive office shown on the first page of this Proxy Statement.

                                   Appendix A

                 Proposed Amendment to Articles of Incorporation

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION


         FIRST: That the name of the corporation shall be "Unified Western Grocers, Inc."

         SECOND: That the purposes for which it is formed are as follows:

         (a) For the purpose of, and to facilitate, collective buying, in quantities, of goods, wares, and merchandise at the lowest possible price with the intent and power to resell the same to its stockholders, members, and to other persons, for the purpose of manufacturing hereinafter named commodities resell the same.

         (b) Also, for the purpose of carrying on and conducting the business of either a wholesale or retail grocer and generally to engage in the buying and the selling at wholesale or retail prices, of goods, wares, merchandise, groceries, fresh meats, cured meats, provisions, food stuffs, tobacco in any form, cereals, hay, grain, products of the soil, canned goods of all varieties, and, only to the extent allowed by United States of America, State and City laws and ordinances, to buy, sell, or store either nonintoxicating or intoxicating beverages.

         (c) Also, for the purpose of enjoying the power to own, lease, possess, use, occupy, and maintain grocery stores, warehouses, terminal facilities, real property, or chattels for the delivery, reception, storage, or shipment of the above described commodities, as well as for the sale thereof either in wholesale or retail quantities either within the State of California, or in any other state, or within any territory.

         (d) Also, for the purpose of collective, or corporate, advertising for the purpose of furthering the business of its stockholders in the retail and wholesale grocery business.

         (e) Also, for the purpose of enjoying the power to own, hold, possess, and deal in the stocks, bonds, securities, and other evidences of indebtedness of other corporations, or trusts, or associations engaged in the same or similar line of business as this corporation either within the State of California, or within any other state, or within any territory.

         (f) Also, for the purpose of enjoying the power to create lawful indebtedness, in the proper form or forms, which may become necessary to the welfare of the corporation.

         (g) Also, for the purpose of enjoying the benefits of those general powers of corporations enumerated in Section 354 of the Civil Code of California which section is hereby incorporated herein by reference as though it were set out herein in full.

         (h) Also, for the purpose of acquiring, disposing of, manufacturing, owning, investing in, holding, encumbering, using, leasing or otherwise dealing in or with any property, real or personal, tangible or intangible, of any kind whatever.

         (i) Also, to engage in any one or more businesses or transactions which the Board of Directors of this corporation may from time to time authorize or approve, whether related or unrelated to those described in clauses (a) through
(h) of this Article.

         (j) Also, to act as principal, agent, joint venturer, partner or in any other capacity which may be authorized or approved by the Board of Directors of this corporation.

         (k) To do business anywhere in the world.

         (l) To have and to exercise all the rights and powers that are now or may hereafter be granted to a corporation by law.

         The above purpose clauses are not limited by reference to or inference from one another. Each clause is to be construed as a separate statement conferring independent purposes and powers on the corporation.

         THIRD: That the county in the State of California where the principal office for the transaction of business of the corporation is to be located is the County of Los Angeles.

         FOURTH: That the corporate existence of this corporation shall continue perpetually unless otherwise expressly provided by law.

         FIFTH: The number of directors of this corporation shall be not less than fifteen (15) nor more than twenty four (24), with the exact number of directors to be fixed within such limits, by approval of the Board of Directors. The holders of Class A Shares, voting as a class, shall be entitled to elect 80% of the number of authorized directors so fixed (round up to the whole number). The holders of Class B Shares, voting as a class, shall be entitled to elect the remaining number of directors so fixed. If there are no Class B Shares issued and outstanding, then the holders of Class A Shares shall be entitled to elect all authorized directors so fixed.

         SIXTH: (a) This corporation is authorized to issue four classes of shares, all without par value, to be designated "Class A Shares," "Class B Shares," "Class C Shares," and "Class E Shares," respectively. The total number of Class A Shares which this corporation is authorized to issue is five hundred thousand (500,000); the total number of Class B Shares which this corporation is authorized to issue is two million (2,000,000); the total number of Class C Shares which this corporation is authorized to issue is twenty four (24); and the total number of Class E Shares which this corporation is authorized to issue is two million (2,000,000).

         (b) The rights, preferences, privileges and restrictions granted to or imposed upon the Class A Shares are as follows:

              (1) The Class A Shares of this corporation shall be issued only to, and may be held only by, "member-patrons" of this corporation as that term is defined in the bylaws of this corporation.

              (2) It being the intent and purpose of this corporation to limit ownership of its Class A Shares to qualified and active member-patrons as defined in the bylaws, the Class A Shares may not be transferred except to the corporation or except with the consent of the corporation to a transferee approved by the corporation, in accordance with and subject to the bylaws of the corporation.

              (3) Except as otherwise expressly provided in these Articles of Incorporation or expressly required by the California General Corporation Law, the holders of the Class A Shares shall have exclusive voting rights and powers, including the exclusive right to notice of shareholders' meetings.

         (c) The rights, preferences, privileges and restrictions granted to or imposed upon the Class B Shares are as follows:

              (1) Except as otherwise expressly provided by these Articles of Incorporation or expressly required by the California General Corporation Law, the holders of Class B Shares shall have no voting rights.

              (2) The corporation, at the option of the Board of Directors, may at any time or from time to time redeem any outstanding Class B Shares that:

                   (A)  Are  held  by  other   than  a   qualified   and  active
member-patron of this corporation as that term is defined in the bylaws; or

                   (B) Have been declared by the Board of Directors to be "Excess Class B Shares" as that term is defined in the bylaws.

              (3) Such redemption shall be accomplished by the corporation's giving a notice of redemption, as hereafter described, and by paying the redemption price for such shares.

                   (A) The redemption price for shares held by other than a qualified and active member-patron of this corporation as that term is defined in the bylaws, shall be the greater of:

                        (i) One cent ($0.01) per share, or

                        (ii) An amount which is calculated by (x) multiplying the number of shares to be repurchased by the book value per share as of the close of the corporation's fiscal year last ended prior to the date on which the holder ceases to be a qualified and active member, as conclusively determined by the board of directors, provided that with respect to terminations of membership occurring during the first full year following the effective date of the Merger between United Grocers, Inc. and a wholly-owned subsidiary of the Corporation (the "Merger") the book value shall be determined as of the year end immediately preceding the effective date of the Merger, and (y) subtracting from the amount computed in clause (x) the amounts of any and all indebtedness that may be owing the corporation or any of its subsidiaries by either the holder or the member from whom the holder has acquired said shares if such acquisition was without the written consent of the corporation.

                   (B) The redemption price of Excess Class B Shares, other than on termination of membership, and provided the member is in good standing, is not in default or delinquent in any obligation to the Corporation or any of its subsidiaries and there exists no grounds for termination of membership and provided further that prior to the payment for said shares neither the member nor the Corporation shall have terminated such membership, shall be the greater of:

                        (i) one cent ($0.01) per share, or

                        (ii) during the period prior to the end of the third full fiscal year of the Corporation following the Merger at the option of the member made in writing at the time such shares are tendered for redemption, either: (x) an amount which is equal to the book value of said shares as of the close of the fiscal year prior to the effective date of the Merger, as conclusively determined by the Board of Directors, the Corporation having the right however to deduct any amounts owing to the Corporation or any of its subsidiaries; or (y) an amount which is equal to the book value of said shares as of the close of the fiscal year last ended prior to the date said shares are tendered for repurchase, as conclusively determined by the Board of Directors, the Corporation having the right however to deduct any amounts owing to the Corporation or any of its subsidiaries; provided that no redemption pursuant to subparagraph (y) shall be made until after the end of the third full fiscal year of the Corporation following the effective date of the Merger.

                        (iii) during the period following the end of the third full fiscal year of the Corporation following the effective date of the Merger, or during the period subsequent to the date of the filing of this amendment with the Secretary of State of the State of California if the Merger does not occur, an amount which is equal to the book value of said shares as of the close of the fiscal year last ended prior to the date said shares are tendered for repurchase, as conclusively determined by the Board of Directors, the Corporation having the right however to deduct any amounts owing to the Corporation or any of its subsidiaries.

              (4) The notice of redemption  called for above shall be given,  in writing, to each holder(s) of record, or his designate, of the Class B Shares to be redeemed by personal delivery or mail, postage prepaid, to the last-known address of the holder as shown on the records of the corporation. On or before the date fixed for such redemption, each holder, or his designate if in possession of the certificates, of any Class B Shares called for redemption shall surrender the certificate or certificates for such share or shares to the corporation at the place designated in the notice and shall thereupon be entitled to receive payment of the redemption price. If such notice of redemption shall have been duly given and if on the date fixed for redemption, funds necessary for the redemption shall be available therefor, then all rights with respect to such Class B Share or Shares so called for redemption, whether or not surrendered, shall terminate except for the rights of the holders to receive the redemption price, without interest, upon surrender of the certificate or certificates therefor.

              (5) Without prejudice to the foregoing, if, on, after, or prior to any date fixed for any such redemption of any Class B Share or Shares this corporation deposits with any bank or trust company in the City of Los Angeles, State of California, as a trust fund, a sum sufficient to redeem on the date fixed for redemption thereof, the Class B Share or Shares called for redemption, with irrevocable instructions and authority to the bank or trust company to give the notice of redemption thereof if such notice shall not previously have been given by this corporation, or to complete the giving of such notice if theretofore commenced, and to pay, on and after the date fixed for redemption or prior thereto, the redemption price of the Class B Share or Shares to their respective holders upon the surrender of their share certificates, then from and after the date of the deposit (although prior to the date fixed for redemption), the Class B Share or Shares so called shall be deemed to be redeemed. The deposit shall be deemed to constitute full payment of the Class B Share or Shares to the holders thereof and from and after the date of the deposit such Class B Share or Shares shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such Class B Share or Shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of such Class B Share or Shares without interest, upon the surrender of their certificates therefor.

         (d) The rights, preferences, privileges and restrictions granted to or imposed upon the Class C Shares are as follows:

              (1) Except as otherwise expressly provided by these Articles of Incorporation or expressly required by the California General Corporation Law, the holders of Class C Shares shall have no voting rights.

              (2) In the event of a voluntary or involuntary liquidation, dissolution or winding up of this corporation, the holders of Class C Shares shall not be entitled to receive, with respect to such shares, more than Ten Dollars ($10.00) per share.

         (e) The rights, preferences, privileges and restrictions granted to or imposed upon the Class E Shares are as follows:

              (1) Except as otherwise expressly provided by these Articles of Incorporation or expressly required by the California General Corporation Law, the holders of Class E Shares shall have no voting rights.

              (2) In the event of a voluntary or involuntary liquidation, dissolution or winding up of this corporation, the holders of Class E Shares shall not be entitled to receive, with respect to such shares, more than One Hundred Dollars ($100.00) per share.

              (3) The corporation, at the option of the Board of Directors, may at any time or from time to time redeem any outstanding Class E Shares that are held by other than a qualified and active member-patron of this corporation as that term is defined in the bylaws.

              (4) Such redemption shall be accomplished by the corporation's giving a notice of redemption, as hereafter described, and by paying the redemption price for such shares.

                   (A) The redemption price for shares held by other than a qualified and active member-patron of this corporation, as that term is defined in the bylaws, shall be $100.00 per share.

                   (B) The notice of redemption called for above shall be given, in writing, to each holder(s) of record, or his designate, of the Class E Shares to be redeemed by personal delivery or mail, postage prepaid, to the last-known address of the holder as shown on the records of the corporation. On or before the date fixed for such redemption, each holder, or his designate if in possession of the certificates, of any Class E Shares called for redemption shall surrender the certificate or certificates for such share or shares to the corporation at the place designated in the notice and shall thereupon be entitled to receive payment of the redemption price. If such notice of redemption shall have been duly given and if on the date fixed for redemption, funds necessary for the redemption shall be available therefor, then all rights with respect to such Class E Share or Shares so called for redemption, whether or not surrendered, shall terminate except for the rights of the holders to receive the redemption price, without interest, upon surrender of the certificate or certificates therefor.

              (5) Without prejudice to the foregoing, if, on, after, or prior to any date fixed for any such redemption of any Class E Share or Shares this corporation deposits with any bank or trust company in the City of Los Angeles, State of California, as a trust fund, a sum sufficient to redeem on the date fixed for redemption thereof, the Class E Share or Shares called for redemption, with irrevocable instructions and authority to the bank or trust company to give the notice of redemption thereof if such notice shall not previously have been given by this corporation, or to complete the giving of such notice if theretofore commenced, and to pay, on and after the date fixed for redemption or prior thereto, the redemption price of the Class E Share or Shares to their respective holders upon the surrender of their share certificates, then from and after the date of the deposit (although prior to the date fixed for redemption), the Class E Share or Shares so called shall be deemed to be redeemed. The deposit shall be deemed to constitute full payment of the Class E Share or Shares to the holders thereof and from and after the date of the deposit such Class E Share or Shares shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such Class E Share or Shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of such Class E Share or Shares without interest, upon the surrender of their certificates therefor.

         SEVENTH: (a) The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         (b) The corporation is authorized to indemnify agents (as defined in Section 317 of the Corporations Code) of the corporation to the fullest extent permissible under California law.

                                      PROXY

                     SOLICITED BY THE BOARD OF DIRECTORS OF

                          UNIFIED WESTERN GROCERS, INC.

              FOR ANNUAL MEETING OF SHAREHOLDERS ON MARCH 11, 2003

The undersigned, revoking any previous proxies respecting the subject matter hereof, hereby appoints LOUIS A. AMEN, ALFRED A. PLAMANN and ROBERT M. LING, JR. attorneys and proxies (each with power to act alone and with power of substitution) to vote all of the Class A Shares and Class B Shares (Items 1 and 3 only) which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of Unified Western Grocers, Inc. (the "Company"), to be held on March 11, 2003, or at any adjournment thereof, as follows:

1.       ELECTION OF DIRECTORS.

         Election of Thirteen Directors by Class A Shares.
         Nominees: Louis A. Amen, David M. Bennett, John Berberian, Edmund Kevin Davis, Dieter Huckenstein, Darioush Khaledi, John D. Lang, Jay T. McCormack, Peter J. O'Neal, Michael J. Provenzano, Jr., Thomas S. Sayles, Kenneth Ray Tucker and Richard L. Wright

         [_] FOR all nominees listed above, except any whose names are crossed out in the above list (the Board of Directors favors an instruction to vote for all nominees).

         [_] WITHHOLD AUTHORITY to vote for all nominees listed above. Election of Three Directors by Class B Shares. Nominees: Douglas A. Nidiffer, Mimi R. Song and Robert E. Stiles

         [_] FOR all nominees listed above, except any whose names are crossed out in the above list (the Board of Directors favors an instruction to vote for all nominees).

         [_]  WITHHOLD AUTHORITY to vote for all nominees listed above.

2. [_] FOR [_] AGAINST [_] ABSTAIN with respect to the proposal to amend the Articles of Incorporation to authorize Class E Shares.

3. In their discretion, on such other matters as may properly come before the meeting or any adjournment thereof.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED IT WILL BE VOTED "FOR" ITEMS 1 AND 2 AND ACCORDING TO THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER PROPERLY PRESENTED MATTERS.

DATED: ______________, 2003



---------------------------                   ------------------------------
Signature                                              Title


---------------------------                   ------------------------------
Signature                                              Title


---------------------------                   ------------------------------
Signature                                              Title

    PLEASE READ: Execution should be exactly in the name in which the shares are held; if by a fiduciary, the fiduciary's full title should be shown; if by a corporation, execution should be in the corporate name by its chairman of the board, president or a vice president, or by other officers authorized by resolution of its board of directors or its bylaws; if by a partnership, execution should be in the partnership name by an authorized person.

                     PLEASE COMPLETE, DATE, SIGN AND RETURN
                 THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE